FOR IMMEDIATE RELEASE

                 ATLANTIC EXPRESS TRANSPORTATION CORP. ANNOUNCES
                   ACCEPTANCE OF $30,000,000 OF TENDERED NOTES

Staten Island, New York, December 21, 2000 - Atlantic Express Transportation Corp. (the "Company") announced today that it had accepted tenders of $30,000,000 principal amount of its 10 3/4% Senior Secured Notes due 2004, pursuant to the Company's Offer to Purchase and Consent Solicitation Statement dated November 23, 2000 and the related Consent and Letter of Transmittal (collectively, the "Offer"). In accordance with the terms of the Offer, (1) the offer to purchase Notes has terminated as of 5 p.m. New York City time on December 21, 2000, (2) tenders may no longer be withdrawn, (3) holders who have not validly tendered their Notes will not be entitled to receive the Tender Payment (as defined in the Offer) and (4) due to oversubscription of the Offer, the Company will prorate the amount of Notes purchased from each tendering Holder.

In accordance with the terms of the offer to purchase up to $30,000,000 of the Notes, the Company will determine the prorated amount of Notes to be purchased from each holder as promptly as practicable based on the ratio of the number of Notes tendered by such holder to the total number of Notes tendered by all holders. Although the Company does not expect to be able to announce the final results of such proration for approximately five business days, it will announce results by press release as promptly as practicable. Holders can obtain such information from the Company and may be able to obtain such information from their brokers. All Notes not purchased pursuant to the Offer, including Notes not purchased because of proration, will be returned to the tendering holders at the Company's expense as promptly as practicable.

The offer to purchase the Notes and the payment of the purchase price for the Notes remain subject to all of the terms and conditions contained in the Offer, including the contribution by the Company's parent of all of the outstanding stock of Atlantic Transit, Corp., an additional equity contribution of $10 million from the Company's parent and replacement of the Company's existing $30 million revolving credit facility with a proposed new $125 million revolving credit facility. The Company previously announced on December 18, 2000 that it had received and accepted consents from the holders of a majority of the outstanding principal amount of the Notes to permit the foregoing transactions and to approve related amendments to the Indenture under which the Notes were issued.

                                   ----------

The Company is a wholly-owned subsidiary of Atlantic Express Transportation Group Inc., the LARGEST AMERICAN-OWNED, AMERICAN-BASED SCHOOL BUS COMPANY, operating approximately 6,500 vehicles from coast to coast with revenues in excess of $400 million for the fiscal year ended June 30, 2000. Atlantic Express, one of the nation's largest providers of paratransit service, provides express commuter line and charter and tour bus services and transportation for pre-kindergarten and Medicaid


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recipients.  In addition,  Atlantic  Express  sells school buses and  commercial vehicles in New Jersey and various counties in New York.

For additional information, please contact:

                           Domenic Gatto, CEO/President -
                           Telephone: (718) 442-7000 ext. 8060.

Website:                   www.atlanticexpress.com
E-mail address:            corporatehq@atlanticexpress.com

Information contained in this news release other than statements of historical fact are forward-looking statements subject to various risks and uncertainties. Although Atlantic believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results in such forward-looking statements include failure to obtain the requisite consent of Holders of the Notes or the unavailability of the new credit revolving facility as currently contemplated.